May 25, 2012	71239.00001

Firsthand Funds
150 Almaden Boulevard, Suite 1250
San Jose, CA 95113

Re:	Reorganization of Firsthand Technology Leaders Fund into Firsthand Technology Opportunities Fund, each of which is a series of Firsthand Funds

Ladies and Gentlemen:

We have acted as counsel to Firsthand Funds, a Delaware statutory trust (the “Trust”), with respect to its Firsthand Technology Opportunities Fund (the “Acquiring Fund”), a series of the Trust, in connection with the reorganization of Firsthand Technology Leaders Fund (the “Acquired Fund”), a series of the Trust, in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated as of May 25, 2012.  Pursuant to the Plan, the Fund Assets and Liabilities of the Acquired Fund will be conveyed to and acquired and assumed by the Acquiring Fund in exchange for shares of equal U.S. dollar value of the Acquiring Fund which shall thereafter promptly be distributed to the shareholders of the Acquired Fund in connection with its liquidation (such acquisition and assumption of the Acquired Fund’s Fund Assets and Liabilities by the Acquiring Fund shall be referred to as the “TLF Reorganization”).  This opinion is furnished to you pursuant to sections 9(f) and 10(d) of the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Trust in connection with the TLF Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the TLF Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificates attached to this opinion as Exhibit A.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

May 25, 2012

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the TLF Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by the Acquired Fund, the Acquiring Fund, and the Trust, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including the exhibits) and the certificates attached as Exhibit A are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The transfer of all of the Acquired Fund’s assets in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, followed by the distribution of Acquiring Fund shares to the Acquired Fund shareholders as part of the liquidation of the Acquired Fund, will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be considered a party to a reorganization within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the Acquired Fund for federal income tax purposes (a) upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities or (b) upon the distribution of the Acquiring Fund shares to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund (Sections 361(a), 354(a) and 357(a) of the Code);

No gain or loss will be recognized by the Acquiring Fund upon its receipt of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities (Section 1032(a) of the Code);

The adjusted tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the adjusted tax basis of such assets to the Acquired Fund immediately prior to the TLF Reorganization (Section 362(b) of the Code);

The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the holding period of those assets in the hands of the Acquired Fund immediately prior to the TLF Reorganization (Section 1223(2) of the Code);

No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares for the Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund (Section 354(a) of the Code);

The aggregate adjusted tax basis of the Acquiring Fund shares received by the shareholders of the Acquired Fund pursuant to the TLF Reorganization will be the same as the aggregate

May 25, 2012

adjusted tax basis of the Acquired Fund shares held by the Acquired Fund’s shareholders immediately prior to the TLF Reorganization (Section 358(a)(1) of the Code); and

The holding period of the Acquiring Fund shares received by the shareholders of the Acquired Fund will include the holding period of the Acquired Fund shares surrendered in exchange therefore, provided that the Acquired Fund shares were held as a capital asset on the Closing Date (Section 1223(1) of the Code).

This opinion does not address the various state, local or foreign tax consequences that may result from the TLF Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the TLF Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders and the Acquired Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the tax consequences of the TLF Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the TLF Reorganization as described in the Plan or to any other transaction, including the TLF Reorganization, if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you and your shareholders for the purposes set forth in sections 9(f) and 10(d) of the Plan and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

May 25, 2012

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

Very truly yours,

LEGAL_US_E # 96597025.4